Exhibit 10.21

Philadelphia Energy Solutions Inc.

Non-Employee Director Compensation Policy

1.                                      General.  The Non-Employee Director Compensation Policy (the “Policy”), as set forth herein, is intended to set forth the terms upon with Non-Employee Directors (as defined below) who serve on the board of directors (the “Board”) of Philadelphia Energy Solutions Inc. (the “Company”) will receive annual compensation for their service.  The Policy will become effective (the “Effective Date”) as of the completion of the Company’s initial public offering of its class A common stock (the “IPO”) and will continue in effect until amended or terminated as set forth below.  For purposes of this Plan, “Non-Employee Director” means a member of the Board who (a) is not an officer or employee of the Company or any of its subsidiaries or affiliates or, unless otherwise determined by the Board, any of their significant equityholders, and (b) has not entered into a separate arrangement to receive compensation in relation to or in respect of his or her services as a member of the Board.  The Board will make all determinations regarding which of its members are Non-Employee Directors.  Capitalized but undefined terms used herein shall have the meanings provided for in the Company’s 2015 Incentive Award Plan (the “Plan”).

2.                                      Annual Compensation.  Each Non-Employee Director shall be entitled to annual compensation, as follows (collectively, the “Annual Compensation”):

(i)                                     Annual Retainer.  Each Non-Employee Director will receive an annual retainer fee equal to $75,000 (the “Annual Retainer”).

(ii)                                  Annual Stock Award.  Each Non-Employee Director will receive an annual award of Restricted Stock under the Plan in an amount equal to $125,000 (“Annual Stock Award”).

(iii)                               Committee Chair Fee.  The Chairperson of each standing committee of the Board will receive an additional retainer fee for their service in that role as follows (each a “Committee Chair Fee”), provided that such person is a Non-Employee Director:

1.                                      Audit Committee (Chair): $17,500.

2.                                      Compensation Committee (Chair): $15,000

3.                                      Other Committee (Chair): $12,500

3.                                      Timing and Form of Payment of Annual Retainer and Committee Chair Fees.  The Annual Retainer and each Committee Chair Fee will be payable in equal quarterly installments in advance on the first business day of each calendar quarter, or as soon as practicable thereafter.  The first quarterly installment payment for each Non-Employee Director will be made at the beginning of the first calendar quarter following their commencement of service, and will include an additional pro-rated amount for the Non-Employee Director’s first partial quarter of service based on the number of days served in the prior calendar quarter.  For Non-Employee Directors serving at the time of (or beginning service upon) the consummation of the IPO (“Initial Non-Employee Directors”), the initial partial quarterly payment will be made at the beginning of the first calendar quarter after the Effective Date and will be measured from the date of consummation (i.e., the “pricing date”) of the IPO.  The Annual Retainer and the Committee Chair Fees will be payable, at the Non-Employee Director’s election, either in cash or in fully vested shares of Common Stock.  The number of shares of Common Stock to be issued will be based on the Fair Market Value of the Common Stock on the first business day of the applicable calendar quarter.

4.                                      Timing and Terms of Annual Stock Awards.  Each Annual Stock Award will be granted (without any requirement of separation action by the Board or its compensation committee) each year on the first business day after the date of the Company’s regular annual stockholders meeting and will vest in a single lump sum installment at 12:01 am on the date of the annual stockholders meeting in the subsequent year.  For each Non-Employee Director’s initial partial year of service, the Non-Employee Director will receive a partial pro-rated Annual Stock Award on the date of his or her commencement of service on the Board (or for Initial Non-Employee Directors, on the date that is 30 days after the closing date of the IPO).  The amount of the initial partial pro-rated Annual Stock Award will be based on the number of days remaining until the expected date of the next regular annual stockholders meeting (which, unless another date has been established or is anticipated by the Board, shall be assumed for this purpose to be on May 1 of each applicable year).  The number of shares subject to each Annual Stock Award (including any initial partial pro-rated Annual Stock Award) will be based on the average of the closing sales prices of the Common Stock on the 20 trading days prior to the date of grant.  Following the date of grant, the Company and the Non-Employee Directors will enter into a customary Award Agreement in a form approved by the Board with respect to each Annual Stock Award.

5.                                      Amendment, Modification and Termination.  This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.  Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

*     *     *     *     *